EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-158220 and 333-240022) on Form S-8 of our report dated June 23, 2021, with respect to the statement of net assets available for benefits as of December 31, 2020, and the related notes of the DaVita Retirement Savings Plan.
/s/ KPMG LLP
Seattle, Washington
June 21, 2022